SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2011

Beyond Commerce, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-52490 (Commission File Number)	98-0512515 (I.R.S. Employer Identification No.)

750 Coronado Center Drive, Suite 140 Henderson, Nevada (Address of Principal Executive Offices)	89052 (Zip Code)

(702) 952.9549
(Registrant’s Telephone Number, Including Area Code)

n/a
(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In 2008, the Company filed suit against its former President, CEO for breach of confidentiality and non-compete while employed and also post-employment, breach of fiduciary duty and other matters, and the Company is seeking to enforce certain non-compete agreements.  The former CEO subsequently counter-sued the Company for breach of contract, breach of implied covenant of good faith and fair dealing and other matters.

On July 28, 2011 the Company received a jury verdict ordering and adjudging in Case Number 2:08-cv-00496-KJD-LRL where Boomj.com was the Plaintiff and the former CEO was the Defendant & Counterclaimant, that a judgment be entered in favor of the Defendant and Counterclaimant against the Plaintiff, Boomj.com, in the amount of $20,775 for damages as to the claim for failure to pay wages, $3,000,000 for damages as to the conversion claim, and $3,000,000 for punitive damages.

The Company plans on filing a Notice of Appeal to the Judgment in this Case. While the Company is confident that the Judgment in this Case will be overturned on appeal, the results of any litigation is inherently uncertain and there can be no assurance that they will prevail in the appeal of the litigation matters stated above or otherwise. The Company plans to pursue its claims and defenses vigorously and expect that the litigation matter discussed above will be protracted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BEYOND COMMERCE, INC.

Date: August 2, 2011	By:	/s/ Mark V. Noffke
Mark V. Noffke, Chief Financial Officer